UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2018

ALLIANCE MMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 739-7825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement

Item 5.02   Departure and Appointment of Certain Officers

Effective December 24, 2018, Alliance MMA, Inc. (the “Company”). and Ira S. Rainess, Co-President of the Company, agreed to terminate Mr. Rainess’ employment agreement with the Company, as a result of which ceased to be Co-President of the Company. John Price is now the sole President of the Company.

In connection with the termination of Mr. Rainess’ employment agreement, the Company and Mr. Rainess entered into a settlement agreement under which the parties agreed as follows:

•	The Company will pay Mr. Rainess an aggregate of $100,000 in cash, of which $10,000 was paid upon execution of the agreement and the balance of $90,000 shall be payable upon the sooner of two days after completion of the SCWorx acquisition and January 31, 2019

•	The Company granted Mr. Rainess an option to purchase 350,000 shares of common stock at an exercise price of $.25 per share for a term of two years

•	Upon fulfillment of the settlement agreement terms, each of the party will release the other party from any claims arising out of the relationship between them.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE MMA, INC.

	By:	/s/ John Price
John Price
President, Chief Financial Officer

Dated: January 2, 2019